Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
March 20, 2008	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces Appointment of

New Community Interest Director

Indianapolis, IN…On March 14, 2008, the Federal Housing Finance Board announced the appointment of Christine A. Coady to the open appointed director position on the Federal Home Loan Bank of Indianapolis’ (FHLBI) board, for a term ending December 31, 2010. Ms. Coady has been designated by the Finance Board as an FHLBI Community Interest Director. Ms. Coady is the President and CEO of Michigan Interfaith Trust Fund, Lansing, MI, and has served in that position since October of 2004. She has held various positions with the Trust since 1989. Ms. Coady has also served two terms on the City Council of Mason, MI.

Ms. Coady earned her BA in organizational development from Spring Arbor University, Spring Arbor, Michigan, in 1994.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.